EXHIBIT 99.1

#07-17
News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace, Inc.
(561) 791-5000 ext. 1450

B/E AEROSPACE RECORD SECOND QUARTER RESULTS EXCEED EXPECTATIONS;
SALES UP 47 PERCENT; OPERATING EARNINGS UP 69 PERCENT; GUIDANCE INCREASED

WELLINGTON, FL, July 31, 2007 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced financial results for the second quarter of 2007.

SECOND QUARTER HIGHLIGHTS
•	Revenues of $398.2 million reflect 46.7 percent year-over-year growth.
•	Operating earnings of $59.5 million were 68.6 percent higher than the second quarter of the prior year.
•	Operating margin of 14.9 percent expanded by 190 basis points compared to the second quarter of the prior year.
•	Organic sales and operating earnings growth were 33.4 percent and 62.8 percent, respectively.
•
Net earnings were $28.4 million, or $0.31 per diluted share, and include one-time debt prepayment costs of $11.0 million. Excluding debt prepayment costs, earnings per share were $0.39 representing an increase in earnings per share of 62.5 percent versus the same period in the prior year.

•
Bookings for the quarter were strong, totaling approximately $450 million. Backlog at June 30, 2007 was approximately $1.9 billion, an increase of approximately 30 percent as compared to backlog at June 30, 2006.

•	Guidance for both 2007 and 2008 is being raised. 2008 guidance is being raised significantly.
•	Full year 2007 diluted earnings per share guidance has been revised upward by $0.02 per share to approximately $1.57 per share.

•
Full year 2008 revenues are expected to grow by approximately 25 percent to approximately $2 billion while diluted earnings per share guidance has been revised upward from approximately $2.00 per share to approximately $2.25 per share. The company will comment further on its 2008 - 2010 outlook when it reports its financial results for the third quarter of 2007 in late October 2007.

SECOND QUARTER PERFORMANCE

The 68.6 percent growth in operating earnings as compared to the second quarter of last year was driven by a 46.7 percent increase in revenues and a 190 basis point expansion in operating margin. Revenue growth was driven primarily by robust market conditions which included strong retrofit program deliveries and a higher level of new aircraft deliveries, as well as significant market share gains. The 14.9 percent operating margin was 190 basis points higher than the same period last year and was due to outstanding revenue growth at the seating and distribution segments, a 220 basis point increase in the operating margin for the seating segment and a 490 basis point increase in the operating margin for the business jet segment. Organic sales and operating earnings growth for the second quarter of 2007 were 33.4 percent and 62.8 percent, respectively (presented as if the acquisitions of Draeger Aerospace GmbH (Draeger) and New York Fasteners Corp. (NYF), both of which occurred in the third quarter of 2006, had occurred on January 1, 2006.) For the second quarter, international sales represented 57.6 percent of total sales.

Interest expense for the second quarter was $4.1 million. Interest expense was $4.6 million lower than the prior year as a result of the company’s redemption of its $250 million 8 7/8 percent senior subordinated notes due 2011 and the prepayment of $100 million of bank term debt during the second quarter of 2007 with the proceeds from the company’s common stock offering in March 2007. The company recorded debt prepayment costs of $11.0 million related to these debt prepayments.

Net earnings for the second quarter were $28.4 million, or $0.31 per diluted share versus net earnings of $18.7 million, or $0.24 per diluted share in the second quarter of 2006. Excluding debt prepayment costs of $11.0 million in the second quarter of 2007, net earnings per diluted share were $0.39 representing an increase in earnings per share of 62.5 percent versus the same period in the prior year, despite the 17 percent increase in weighted average number of shares outstanding in the second quarter of 2007, as compared to the same period in 2006, and a 36 percent tax rate in the second quarter of 2007, versus a 30 percent tax rate in 2006.

Net earnings per diluted share excluding debt prepayment costs is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures”.

SECOND QUARTER SEGMENT DISCUSSION

Net sales by segment were as follows:

	NET SALES
	Three Months Ended June 30,
	($ in millions)
			Percent
	2007	2006	Change
Seating	$145.4	$103.0	41.2%
Interior Systems	85.6	63.5	34.8%
Distribution	96.3	55.0	75.1%
Business Jet	44.5	34.4	29.4%
Engineering Services	26.4	15.6	69.2%
Total	$398.2	$271.5	46.7%

The 41.2 percent increase in revenue at the seating segment reflects significant market share gains and was driven by a substantially higher level of aftermarket, retrofit and refurbishment activity, as well as demand created by new aircraft deliveries. The interior systems segment revenue growth of 34.8 percent primarily reflects the higher level of new aircraft deliveries. The interior systems segment organic revenue growth rate was 16.9 percent.

The distribution segment delivered revenue growth of 75.1 percent, reflecting a significant expansion in product line, a broad-based increase in aftermarket demand for aerospace fasteners, a channel shift from OEM’s to subcontractors, which tend to acquire fasteners from distributors, and continued market share gains. Organic revenue growth rate for the distribution segment was 33.2 percent.

Business jet segment revenue increased by $10.1 million or 29.4 percent, reflecting the higher level of new business jet deliveries and somewhat higher super first class revenues. Engineering services segment revenue growth of $10.8 million or 69.2 percent reflects the higher level of engineering design, program management and certification activities.

The following is a summary of operating earnings by segment:

	OPERATING EARNINGS
	Three Months Ended June 30,
	($ in millions)
			Percent
	2007	2006	Change
Seating	$16.8	$9.7	73.2%
Interior Systems	15.5	11.8	31.4%
Distribution	21.8	11.8	84.7%
Business Jet	4.5	1.8	150.0%
Engineering Services	0.9	0.2	350.0%
Total	$59.5	$35.3	68.6%

Operating earnings at the seating segment of $16.8 million in the second quarter of 2007 increased by $7.1 million or 73.2 percent versus the same period in the prior year. The seating segment operating margin of 11.6 percent expanded by 220 basis points versus the same period in the prior year due to the $42.4 million or 41.2 percent increase in revenue, an improved product mix and operating leverage at the higher sales volume.

Operating earnings at the interior systems segment of $15.5 million increased $3.7 million, or 31.4 percent, versus the same period in the prior year and represented an operating margin of 18.1 percent. The interior systems segment operating margin was negatively impacted by the Draeger acquisition and integration costs related thereto. The interior systems segment operating margin is expected to expand significantly in 2008 and beyond as the Draeger acquisition integration activities are completed.

Distribution segment operating earnings in the second quarter were $21.8 million, which was 84.7 percent greater than the same period last year and represented a 22.6 percent operating margin. The distribution segment operating margin expanded by 110 basis points as compared to the second quarter of 2006, notwithstanding the negative impact on operating margin resulting from the NYF acquisition and integration activities related thereto.

During the second quarter, operating earnings at the business jet segment increased by $2.7 million or 150 percent as compared to the same period in the prior year, as a result of the 29.4 percent increase in revenue, and an improvement in both manufacturing efficiency and operating leverage. The 10.1 percent operating margin at the business jet segment reflects a 490 basis point expansion versus the prior year. Operating earnings at the engineering services segment improved by $0.7 million, as a result of the 69.2 percent increase in revenue and an improved mix of programs.

SIX-MONTH CONSOLIDATED RESULTS

For the six months ended June 30, 2007, operating earnings increased 74.5 percent as compared to the same period in the prior year. The operating earnings growth was driven primarily by the 51.5 percent increase in revenue and a 190 basis point expansion in operating margin. Revenue growth was driven primarily by robust market conditions and market share gains and included strong retrofit program deliveries as well as an increase in demand related to growth in new aircraft deliveries. Organic sales and operating earnings growth for the six months ended June 30, 2007 were 38.6 percent and 74.7 percent, respectively.

Net earnings for the six months ended June 30, 2007 were $60.5 million, or $0.71 per diluted share. Excluding $11.0 million of debt prepayment costs, net earnings per diluted share were $0.79 in the six months ended June 30, 2007, representing an increase in earnings per share of 83.7 percent versus the same period in the prior year.

The following is a summary of net sales and operating earnings by segment:

	NET SALES
	Six Months Ended June 30,
	($ in millions)
			Percent
	2007	2006	Change
Seating	$289.8	$184.2	57.3%
Interior Systems	166.7	119.8	39.1%
Distribution	193.2	108.7	77.7%
Business Jet	88.6	74.2	19.4%
Engineering Services	47.7	31.8	50.0%
Total	$786.0	$518.7	51.5%

	OPERATING EARNINGS
	Six Months Ended June 30,
	($ in millions)
			Percent
	2007	2006	Change
Seating	$33.7	$15.5	117.4%
Interior Systems	30.1	22.3	35.0%
Distribution	41.5	23.6	75.8%
Business Jet	8.9	5.6	58.9%
Engineering Services	1.7	(0.6)	NM
Total	$115.9	$66.4	74.5%

For the six months ended June 30, 2007, seating segment operating earnings of $33.7 million increased by $18.2 million or 117.4 percent, due to both a 57.3 percent increase in revenue and a 320 basis point expansion in operating margin to 11.6 percent of sales. Operating earnings at the interior systems segment of $30.1 million increased by $7.8 million or 35.0 percent as compared to the same period in the prior year primarily due to a 39.1 percent increase in revenue. Operating margin for the interior systems segment was negatively impacted by the Draeger acquisition and costs of integration related thereto. The interior systems segment operating margin is expected to expand significantly in 2008 and beyond as the Draeger acquisition integration activities are completed. The distribution segment operating earnings of $41.5 million increased by $17.9 million, or 75.8 percent, on a 77.7 percent increase in revenue. Operating margin for the distribution segment was negatively impacted by the NYF acquisition and integration costs related thereto. The distribution segment operating margin is expected to expand in 2008 and beyond as the NYF acquisition integration activities are completed. The business jet segment operating earnings were $8.9 million, an increase of $3.3 million, or 58.9 percent versus the prior year, reflecting the solid operating performance from the company’s business jet related operations. Operating earnings at the engineering services segment improved by $2.3 million, due to the 50.0 percent increase in revenue and an improved mix of program revenues.

LIQUIDITY AND BALANCE SHEET METRICS

Cash at June 30, 2007 was $31.0 million. During the second quarter, the company reduced long-term debt by $350 million; as a result of the redemption of its $250 million 8 7/8 percent senior subordinated notes due 2011 and prepayment of $100 million of bank term debt. Cash decreased in the first half of 2007 due to the $350 million prepayment of debt, a significant expansion in the company’s distribution segment product line and the over 50 percent year-over-year increase in revenues.

Working capital at June 30, 2007 was $588.3 million. This compares with working capital of approximately $456.0 million at December 31, 2006. The increase in working capital of $132.3 million is primarily due to planned investments in inventories in the distribution segment and due to the higher levels of accounts receivable and inventories required to support the business at the substantially higher revenue levels. Depreciation and amortization for the six months ended June 30, 2007 was $16.9 million as compared to $14.0 million in the same period in the prior year.

RECENT BUSINESS STRENGTH EXPECTED TO CONTINUE

Order activity during the second quarter of 2007 was strong at approximately $450 million. Backlog at the end of the quarter was approximately $1.9 billion, representing an increase of approximately 30 percent, as compared to the company’s June 30, 2006 backlog.

Commenting on the recent performance of B/E Aerospace, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “The second quarter of 2007 was another record quarter for B/E Aerospace as each of our business segments contributed to the strong overall results. As expected, our operating margin increased by 190 basis points versus the same period in the prior year. This solid margin expansion is primarily due to the high quality of our record backlog, the operating leverage inherent in our business and productivity initiatives.”

Mr. Khoury continued, “In addition, the second quarter was a strong bookings quarter. Programs awarded during the current quarter reflect a mix of follow-on awards from existing customers for both additional retrofit business as well as orders for interior equipment for new aircraft. Importantly, we are now beginning to see initial orders from the U.S. airlines, a process that is expected to extend for a number of years to come. As worldwide air travel continues to grow, many airlines are planning to expand their fleets and upgrade their existing aircraft. We believe these activities are now driving demand for cabin interior products in programs that will begin to deliver in 2009 and beyond. Our long-term visibility arising from current backlog and associated expected follow-on orders, together with a nascent domestic market awakening serve as the foundation for our expectation of continued strong revenue and earnings growth for the next several years.”

FINANCIAL GUIDANCE

The company has previously raised 2007 financial guidance three times during 2007 and is raising it an additional $0.02 per share today. The company's current 2007 full year earnings per diluted share guidance is now approximately $1.57 per share.

The company is raising its 2008 financial guidance as follows: full year 2008 revenues are expected to grow by approximately 25 percent to approximately $2 billion and full year 2008 earnings per diluted share are expected to grow by approximately 45 percent, based on the expected 25 percent revenue growth, to approximately $2.25 per share. The raised financial guidance reflects the company’s recent record results and continued improvement in the outlook for revenue growth and margin expansion.

Mr. Khoury commented, “Industry experts expect air traffic growth to outpace capacity growth for some time to come. All indications are that the current commercial aircraft new-build delivery cycle both for wide-body and narrow-body aircraft will remain very strong well into the next decade, driven by the escalating need for more fuel-efficient aircraft and the growing importance of emerging countries. In addition, market conditions are requiring airlines to refurbish and upgrade their current fleets of wide-body aircraft in order to remain competitive. These factors and our ongoing dialogues with our airline customers underscore our expectation that the demand for our products will remain robust for a number of years. As a result, we are also forecasting continued backlog growth. We plan to update our 2008 - 2010 outlook when we report our third quarter financial results in late October.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E’s actual experience and results may differ materially from that anticipated in such statements. Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E’s filings with the Securities and Exchange Commission, including but not limited to its most recent Form 10-K and Form 10-Q. For more information, see the section entitled “Forward-Looking Statements” contained in B/E’s Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world’s leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E’s website at www.beaerospace.com.

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B/E Aerospace, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	THREE MONTHS ENDED
	June 30,	June 30,
(In millions, except per share data)	2007	2006
Net sales	$398.2	$271.5
Cost of sales	257.6	175.1
Gross profit	140.6	96.4
Gross margin	35.3%	35.5%
Operating expenses:
Selling, general and administrative	50.8	39.4
Research, development and engineering	30.3	21.7
Total operating expenses	81.1	61.1
Operating earnings	59.5	35.3
Operating margin	14.9%	13.0%
Interest expense, net	4.1	8.7
Debt prepayment costs	11.0	—
Earnings before income taxes	44.4	26.6
Income taxes	16.0	7.9
Net earnings	$28.4	$18.7

Net earnings per common share
Basic	$0.31	$0.24
Diluted	$0.31	$0.24

Common shares:
Basic
Weighted average	90.8	77.5
End of period	90.9	77.6
Diluted
Weighted average	91.5	78.1
End of period	91.7	77.6

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B/E Aerospace, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	SIX MONTHS ENDED
	June 30,	June 30,
(In millions, except per share data)	2007	2006
Net sales	$786.0	$518.7
Cost of sales	511.1	335.8
Gross profit	274.9	182.9
Gross margin	35.0%	35.3%
Operating expenses:
Selling, general and administrative	101.5	76.4
Research, development and engineering	57.5	40.1
Total operating expenses	159.0	116.5
Operating earnings	115.9	66.4
Operating margin	14.7%	12.8%
Interest expense, net	14.7	18.2
Debt prepayment costs	11.0	1.8
Earnings before income taxes	90.2	46.4
Income taxes	29.7	13.9
Net earnings	$60.5	$32.5

Net earnings per common share
Basic	$0.71	$0.43
Diluted	$0.71	$0.42

Common shares:
Basic
Weighted average	84.9	76.4
End of period	90.9	77.6
Diluted
Weighted average	85.5	77.6
End of period	91.7	77.6

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B/E Aerospace, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	June 30,	December 31,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$31.0	$65.0
Accounts receivable, net	218.1	172.9
Inventories, net	543.3	420.9
Deferred income taxes	53.3	53.1
Other current assets	18.4	13.8
Total current assets	864.1	725.7
Long-term assets	748.3	772.0
	$1,612.4	$1,497.7
LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$275.8	$269.7
Long-term liabilities	180.0	522.0
Total stockholders' equity	1,156.6	706.0
	$1,612.4	$1,497.7

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B/E Aerospace, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(unaudited)

	SIX MONTHS ENDED
	June 30,	June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$60.5	$32.5
Adjustments to reconcile net earnings to net cash flows
provided by operating activities:
Depreciation and amortization	16.9	14.0
Provision for doubtful accounts	0.3	0.9
Non-cash compensation	5.2	0.4
Deferred income taxes	27.1	11.1
Debt prepayment costs	11.0	1.8
Changes in operating assets and liabilities,	(162.5)	(46.8)
net of effects from acquisitions
Net cash flows (used in) provided by operating activities	(41.5)	13.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14.7)	(10.8)
Other, net	(0.4)	(0.1)
Net cash flows used in investing activities	(15.1)	(10.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	380.6	24.7
Principal payments on long-term debt	(351.4)	(250.2)
Debt prepayment costs	(7.4)	—
Borrowings on line of credit	68.0	—
Repayments on line of credit	(68.0)	—
Net cash flows provided by (used in) financing activities	21.8	(225.5)

Effect of foreign exchange rate changes on cash and cash
equivalents	0.8	1.3

Net decrease in cash and cash equivalents	(34.0)	(221.2)

Cash and cash equivalents, beginning of period	65.0	356.0

Cash and cash equivalents, end of period	$31.0	$134.8

B/E Aerospace, Inc.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In the second quarter of 2007 the company redeemed its $250 million aggregate principal amount of 8 7/8 percent senior subordinated notes due 2011 and prepaid $100 million of bank term debt resulting in $11.0 million of debt prepayment costs. This release includes the financial measure “net earnings per diluted share excluding debt prepayment costs”, which excludes these debt prepayment costs. This financial measure is a “non-GAAP financial measure” as defined in Regulation G of the Securities and Exchange Act of 1934. The company uses net earnings per diluted share excluding debt prepayment costs to evaluate its net earnings per diluted share as compared to prior periods which did not have debt prepayment costs. The company believes this financial measure is relevant and useful for investors because it allows investors to have a better understanding of its operating performance and makes it easier to compare the company’s operating performance to the company’s operating performance in prior periods that were not affected by the debt prepayment costs. This financial measure should not be viewed as a substitute for or superior to net earnings per diluted share, the most comparable GAAP measure, as a measure of the company’s operating performance.

Pursuant to the requirements of Regulation G, the company is providing the following table which reconciles net earnings per diluted share, the most directly comparable GAAP measure, to net earnings per fully diluted share excluding prepayment costs.

($ in millions except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net earnings as reported	$28.4	$18.7	$60.5	$32.5
Debt prepayment costs	11.0	—	11.0	1.8
Income taxes on debt prepayment costs (assuming a 36% effective tax rate)	(4.0)	—	(4.0)	(0.6)
Net earnings excluding debt prepayment costs	$35.4	$18.7	$67.5	$33.7
Net earnings per fully diluted share excluding debt prepayment costs	$0.39	$0.24	$0.79	$0.43
Net earnings per fully diluted share as reported	$0.31	$0.24	$0.71	$0.42
Weighted average diluted shares	91.5	78.1	85.5	77.6